Exhibit 99

NEWS

CONTACT: Brendan McManus
(301) 380-4495
brendan.mcmanus@marriott.com

MARRIOTT INTERNATIONAL REPORTS FOURTH QUARTER 2019 RESULTS

HIGHLIGHTS

•
Fourth quarter reported diluted EPS totaled $0.85, compared to $0.92 in the year-ago quarter. Fourth quarter adjusted diluted EPS totaled $1.57, compared to fourth quarter 2018 adjusted diluted EPS of $1.44. Reported and adjusted diluted EPS for the 2019 fourth quarter included the benefit of $0.32 of asset sale gains, partially offset by $0.26 of asset impairments. Reported and adjusted diluted EPS for the 2018 fourth quarter included the benefit of $0.02 of asset sale gains;

•	Fourth quarter 2019 comparable systemwide constant dollar RevPAR rose 1.1 percent worldwide, with 1.5 percent growth outside North America and 0.9 percent growth in North America;

•	Worldwide comparable systemwide RevPAR index grew 240 basis points in the fourth quarter;

•
Fourth quarter reported net income totaled $279 million, a 12 percent decrease from prior year results. Fourth quarter adjusted net income totaled $517 million, a 4 percent increase from prior year adjusted results;

•	Adjusted EBITDA totaled $901 million in the 2019 fourth quarter, a 4 percent increase compared to fourth quarter 2018 adjusted EBITDA;

•
Full year 2019 reported diluted EPS totaled $3.80, compared to $5.38 in the prior year. Full year 2019 adjusted diluted EPS totaled $6.00, compared to $6.21 in the prior year. Reported and adjusted diluted EPS for 2019 included the benefit of $0.33 of asset sale gains partially offset by $0.25 of asset impairments. Reported and adjusted diluted EPS for 2018 included the benefit of $0.66 and $0.65 of asset sale gains, respectively;

•	Full year 2019 comparable systemwide constant dollar RevPAR rose 1.3 percent worldwide, with 2.2 percent growth outside North America and 1.0 percent growth in North America;

•	The company added more than 78,000 rooms globally during 2019, including roughly 14,300 rooms converted from competitor brands and approximately 34,000 rooms in international markets;

•
At year-end 2019, Marriott’s worldwide development pipeline totaled nearly 3,050 hotels and approximately 515,000 rooms, including roughly 23,000 rooms approved, but not yet subject to signed contracts. Over 220,000 rooms in the pipeline were under construction at the end of 2019;

•	For full year 2019, Marriott repurchased 17.3 million shares of the company’s common stock for $2.3 billion, including 3.1 million shares for $432 million in the fourth quarter.

BETHESDA, MD - February 26, 2020 - Marriott International, Inc. (NASDAQ: MAR) today reported solid fourth quarter 2019 results.

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “We are pleased with our performance in 2019.   We grew rooms nearly 5 percent, achieved record RevPAR index gains, drove higher guest satisfaction scores, and maintained global hotel profit margins in a low RevPAR growth environment.  Our fee-driven, asset light business model and successful asset recycling continued to generate significant excess cash, allowing us to return a total of $2.9 billion to shareholders during the year.

“Marriott Bonvoy is driving market share at our hotels by leveraging our industry-leading distribution and powerful brand portfolio.  Loyalty members accounted for 52 percent of occupied rooms in 2019, a 250-basis point increase year over year.  Our worldwide systemwide RevPAR index for comparable hotels increased 200 basis points in 2019 and rose 240 basis points in the fourth quarter alone.  We are increasing our market share of rooms as well, with record signings in 2019 taking our development pipeline to approximately 515,000 rooms at year-end.

“Our thoughts are with everyone impacted by the Coronavirus situation. I am particularly proud of our Asia Pacific team as they assist affected customers and fellow associates. To date, the crisis has primarily affected our Asia Pacific region.

“Given the fluid nature of the situation, we have not reflected the impact from the outbreak in our base case outlook for this year. For full year 2020, our base case outlook assumes comparable systemwide RevPAR on a constant dollar basis will be flat to up 2 percent, with RevPAR growth in North America around the middle of that range. We assume net rooms additions of 5 to 5.25 percent in 2020.

“Given those assumptions, our base case assumes gross fee revenues in 2020 could total $4 billion, a 5 percent increase compared to 2019. However, assuming the current low occupancy rates in the Asia

Pacific region continue, with no meaningful impact outside the region, we estimate the company could earn roughly $25 million in lower fee revenue per month, compared to our 2020 base case outlook.”

Fourth Quarter 2019 Results
Marriott’s reported operating income totaled $274 million in the 2019 fourth quarter, compared to 2018 fourth quarter reported operating income of $422 million. Reported net income totaled $279 million in the 2019 fourth quarter, compared to 2018 fourth quarter reported net income of $317 million. Reported diluted earnings per share (EPS) totaled $0.85 in the quarter, compared to reported diluted EPS of $0.92 in the year-ago quarter.

Adjusted operating income in the 2019 fourth quarter totaled $603 million, compared to 2018 fourth quarter adjusted operating income of $680 million. Adjusted operating income in the 2019 fourth quarter includes impairment charges of $114 million in depreciation, amortization, and other expenses.

Fourth quarter 2019 adjusted net income totaled $517 million, compared to 2018 fourth quarter adjusted net income of $497 million.  Adjusted diluted EPS in the fourth quarter totaled $1.57, compared to adjusted diluted EPS of $1.44 in the year-ago quarter.  Results for the 2019 fourth quarter include the benefit of $134 million pretax ($0.32 per share) of asset sale gains in gains and other income, net, partially offset by $114 million pretax ($0.26 per share) of impairment charges in depreciation, amortization, and other expenses. Results for the 2018 fourth quarter include a $6 million pretax ($0.02 per share) asset sale gain in gains and other income, net. Adjusted results exclude merger-related costs and charges, cost reimbursement revenue, and reimbursed expenses. See page A-3 for the 2019 adjusted diluted EPS calculation.

Base management and franchise fees totaled $799 million in the 2019 fourth quarter, an 8 percent increase over base management and franchise fees of $743 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to rooms growth, RevPAR growth, and higher credit card branding fees.

Fourth quarter 2019 incentive management fees totaled $175 million, a 5 percent increase compared to incentive management fees of $167 million in the year-ago quarter. The year-over-year increase largely reflects new units and higher net house profits at managed hotels in North America and Europe, partially offset by lower net house profits in Hong Kong.

Depreciation, amortization, and other expenses for the 2019 fourth quarter totaled $179 million, compared to $62 million in the year-ago quarter. The year-over-year change largely reflects a $99 million impairment charge associated with a leased hotel in North America and a $15 million impairment charge related to the sale of a hotel in North America.

General, administrative, and other expenses for the 2019 fourth quarter totaled $267 million, compared to $242 million in the year-ago quarter. The year-over-year change largely reflects an increase in development and legal costs, higher bad debt expense, and unfavorable foreign exchange.

In the 2019 fourth quarter, the company incurred $14 million of expenses and recognized $7 million of insurance recoveries related to the data security incident it disclosed on November 30, 2018. The expenses and insurance recoveries are reflected in either the reimbursed expenses or merger-related costs and charges lines of the Income Statement, both of which have been excluded from adjusted net income, adjusted EPS and adjusted EBITDA.

Based on the ongoing proceeding involving the U.K. Information Commissioner’s Office (ICO), in the fourth quarter the company also reduced to $65 million the non-tax deductible accrual recorded in the second quarter of 2019 for the fine proposed by ICO in July 2019 in relation to the data security incident. The reduction of the accrual is reflected in the merger-related costs and charges line of the Income Statement, which has been excluded from adjusted net income, adjusted EPS and adjusted EBITDA.

Gains and other income, net, totaled $138 million, compared to $3 million in the year-ago quarter. Gains and other income, net, in the 2019 fourth quarter primarily reflects $134 million of gains associated with the sales of two hotels in North America.

Fourth Quarter 2019 Results Compared to November 5, 2019 Guidance
On November 5, 2019, the company estimated gross fee revenues would total $960 million to $970 million in the fourth quarter. Actual gross fee revenues totaled $974 million in the quarter, largely reflecting higher than expected incentive management fees in North America.

The company estimated owned, leased, and other revenue, net of direct expenses, for the fourth quarter would total approximately $85 million. Actual results of $92 million in the quarter were higher than estimated, largely due to higher termination fees.

The company estimated depreciation, amortization, and other expenses for the fourth quarter would total approximately $55 million. Actual expenses of $179 million in the quarter were higher than estimated, largely due to asset impairments of $114 million and contract write-offs related to terminated hotels.

The company estimated general, administrative, and other expenses for the fourth quarter would total $250 million to $255 million. Actual expenses of $267 million in the quarter were higher than estimated, largely due to legal costs, bad debt expenses, and foreign exchange.

Selected Performance Information
The company added 173 new properties (25,399 rooms) to its worldwide lodging portfolio during the 2019 fourth quarter, including W Ibiza in Spain, JW Marriott Maldives, and North Island, a Luxury Collection Resort, Seychelles. Twenty-nine properties (6,400 rooms) exited the system during the quarter. At year-end, Marriott’s global lodging system totaled more than 7,300 properties and timeshare resorts, with roughly 1,380,000 rooms.

At year-end, the company’s worldwide development pipeline totaled 3,039 properties with approximately 515,000 rooms, including 1,207 properties with over 220,000 rooms under construction and 133 properties with roughly 23,000 rooms approved for development, but not yet subject to signed contracts.

In the 2019 fourth quarter, worldwide comparable systemwide constant dollar RevPAR increased 1.1 percent (a 0.8 percent increase using actual dollars). North American comparable systemwide constant dollar RevPAR increased 0.9 percent (a 0.9 percent increase using actual dollars), and international comparable systemwide constant dollar RevPAR increased 1.5 percent (a 0.6 percent increase using actual dollars) for the same period.

Worldwide comparable company-operated house profit margins increased 20 basis points in the fourth quarter, reflecting the impact of solid cost controls and synergies from the Starwood acquisition, partially offset by modest RevPAR growth and higher wages. House profit margins for international comparable company-operated properties increased 30 basis points and North American comparable company-operated house profit margins increased 10 basis points in the fourth quarter.

For full year 2019, worldwide comparable systemwide constant dollar RevPAR increased 1.3 percent (a 0.4 percent increase using actual dollars). North American comparable systemwide constant dollar RevPAR increased 1.0 percent (a 0.9 percent increase using actual dollars), and international comparable systemwide constant dollar RevPAR increased 2.2 percent (a 1.0 percent decrease using actual dollars) for the same period.

Worldwide comparable company-operated house profit margins were flat for full year 2019, largely due to solid cost controls and synergies from the Starwood acquisition, offset by modest RevPAR growth and higher wages. House profit margins for comparable company-operated properties outside North America rose 20 basis points and North American comparable company-operated house profit margins decreased 20 basis points year over year.

Balance Sheet
At year-end, Marriott’s total debt was $10.94 billion and cash balances totaled $225 million, compared to $9.347 billion in debt and $316 million of cash at year-end 2018.

Marriott Common Stock
Weighted average fully diluted shares outstanding used to calculate both reported and adjusted diluted EPS totaled 330.4 million in the 2019 fourth quarter, compared to 345.7 million shares in the year-ago quarter.

The company repurchased 3.1 million shares of common stock in the 2019 fourth quarter for $432 million at an average price of $140.00 per share. For full year 2019, Marriott repurchased 17.3 million shares for $2.3 billion at an average price of $130.79 per share. Year to date through February 25, the company has repurchased 1.0 million shares for $150 million at an average price of $145.42 per share.

Coronavirus
Due to the uncertainty regarding the duration and extent of the Coronavirus outbreak, Marriott cannot fully estimate the financial impact from the virus, which could be material to first quarter and full year 2020 results. As such, the company is providing a base case outlook for the first quarter and full year 2020, which does not reflect any impact from the outbreak.

Assuming the current low occupancy rates in the Asia Pacific region continue, with no meaningful impact outside the region, Marriott estimates the company could earn roughly $25 million in lower fee revenue per month, compared to its 2020 base case outlook. Room additions for the current year could also be delayed as a result of the Coronavirus outbreak.

2020 Base Case Outlook, Not Including Impact from the Coronavirus
The following base case outlook for first quarter and full year 2020 does not reflect any impact from the Coronavirus outbreak, merger-related costs and charges, cost reimbursement revenue, or reimbursed expenses, each of which the company cannot forecast with sufficient accuracy, and which may be significant. The base case outlook for first quarter and full year 2020 does not reflect any additional asset sales that may occur during the year.

For the 2020 first quarter, Marriott assumes comparable systemwide RevPAR on a constant dollar basis will increase 1 to 2 percent worldwide and in North America.

The company assumes first quarter 2020 gross fee revenues will total $940 million to $950 million, a 5 to 6 percent increase over first quarter 2019 gross fee revenues of $895 million. The company anticipates first quarter 2020 incentive management fees will decrease slightly compared to first quarter 2019 incentive management fees of $163 million.

The company assumes first quarter 2020 general, administrative, and other expenses could total $230 million to $234 million.

Marriott assumes first quarter 2020 adjusted EBITDA could total $853 million to $867 million, a 4 to 6 percent increase over first quarter 2019 adjusted EBITDA of $821 million. See page A-12 for the adjusted EBITDA calculation.

For the full year 2020, Marriott assumes comparable systemwide RevPAR growth on a constant dollar basis will be flat to up 2 percent worldwide, with RevPAR growth in North America around the middle of that range.

Marriott assumes global room growth of 5.0 to 5.25 percent, net of 1 to 1.5 percent deletions for full year 2020.

The company assumes full year 2020 gross fee revenues will total $3,960 million to $4,040 million, a 4 to 6 percent increase over 2019 gross fee revenues of $3,823 million, including roughly $10 million of unfavorable foreign exchange. Full year 2020 estimated gross fee revenues include $630 million to $640 million of other franchise fees, a roughly 10 percent increase over other franchise fees for full year 2019.

Other franchise fees include application fees, relicensing fees, timeshare licensing fees, credit card branding fees, and residential and other branding fees.

Marriott anticipates full year 2020 owned, leased, and other revenue, net of direct expenses, could total $295 million to $305 million.

The company assumes full year 2020 general, administrative, and other expenses could total $950 million to $960 million, a 1 to 2 percent increase from full year 2019 expenses of $938 million.

The company anticipates full year 2020 diluted EPS could total $6.30 to $6.53. Full year 2019 adjusted diluted EPS totaled $6.00. Full year adjusted 2019 results include the benefit of $143 million pre-tax ($0.33 per share) of asset sale gains in gains and other income, net, partially offset by asset impairments of $114 million pre-tax ($0.25 per share) in depreciation, amortization, and other expenses. See page A-3 for the 2019 adjusted diluted EPS calculation.

Marriott assumes full year 2020 adjusted EBITDA could total $3,700 million to $3,800 million, a 3 to 6 percent increase over 2019 adjusted EBITDA of $3,575 million. See page A-13 for the adjusted EBITDA calculation.

	First Quarter 2020[1]	Full Year 2020[1]
Gross fee revenues	$940 million to $950 million	$3,960 million to $4,040 million
Contract investment amortization	Approx. $18 million	Approx. $75 million
Owned, leased and other revenue, net of direct expenses	Approx. $50 million	$295 million to $305 million
Depreciation, amortization, and other expenses	Approx. $53 million	Approx. $225 million
General, administrative, and other expenses	$230 million to $234 million	$950 million to $960 million
Operating income	$685 million to $699 million	$2,995 million to $3,095 million
Gains and other income	Approx. $2 million	Approx. $10 million
Net interest expense	Approx. $85 million	Approx. $360 million
Equity in earnings (losses)	Approx. $5 million	Approx. $15 million
Earnings per share - diluted	$1.47 to $1.50	$6.30 to $6.53
Effective tax rate	20.8 percent	23.3 percent
1 The base case outlook provided in this table does not reflect any impact from the Coronavirus outbreak, merger-related costs and charges, cost reimbursement revenue, or reimbursed expenses, each of which the company cannot forecast with sufficient accuracy, and which may be significant. It also does not reflect any additional asset sales that may occur during the year.

The company assumes investment spending in 2020 will total approximately $700 million to $800 million, including approximately $200 million for maintenance capital. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. The company estimates nearly 40 percent of its 2020 investment spending will be reimbursed or recycled over time.

In the first quarter, the company sold a hotel in North America for $268 million subject to a long-term management agreement. Assuming the level of investment spending noted above, no additional asset sales, and no impact from the Coronavirus, cash returned to shareholders through share repurchases and dividends could total more than $2.4 billion for full year 2020.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, February 27, 2020 at 10:00 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until February 27, 2021.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 1548644. A telephone replay of the conference call will be available from 2:00 p.m. ET, Thursday, February 27, 2020 until 8:00 p.m. ET, Thursday, March 5, 2020. To access the replay, call 404-537-3406. The conference ID for the recording is 1548644.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including our RevPAR, profit margin and earnings outlook and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations about investment spending and tax rate; estimates about impact to fee revenue from the Coronavirus outbreak as compared to our 2020 base case outlook; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent quarterly report on Form 10-Q or annual report on Form 10-K. Risks that could affect forward-looking statements in this press release include changes in market conditions; changes in global and regional economies; supply and demand changes for hotel rooms; the impact of the Coronavirus outbreak, whether in Greater China, elsewhere in our Asia Pacific region or globally; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we experience adverse effects from the data security incident; changes in tax laws in countries in which we earn significant income; and changes to our estimates of the impact of new accounting standards. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of February 26, 2020. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 7,300 properties under 30 leading brands spanning 134 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy™, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

CONTACT:    Brendan McManus
Corporate Relations
(301) 380-4495
brendan.mcmanus@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.burka@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FOURTH QUARTER 2019 AND 2018
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	December 31, 2019	December 31, 2018	Reported 2019 vs. 2018
REVENUES
Base management fees	$298	$288	3
Franchise fees [1]	501	455	10
Incentive management fees	175	167	5
Gross Fee Revenues	974	910	7
Contract investment amortization [2]	(17)	(14)	(21)
Net Fee Revenues	957	896	7
Owned, leased, and other revenue [3]	426	409	4
Cost reimbursement revenue [4]	3,988	3,984	—
Total Revenues	5,371	5,289	2

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	334	321	(4)
Depreciation, amortization, and other [6]	179	62	(189)
General, administrative, and other [7]	267	242	(10)
Merger-related costs and charges (credits)	(53)	91	158
Reimbursed expenses [4]	4,370	4,151	(5)
Total Expenses	5,097	4,867	(5)

OPERATING INCOME	274	422	(35)

Gains and other income, net [8]	138	3	4,500
Interest expense	(95)	(94)	(1)
Interest income	6	6	—
Equity in earnings [9]	3	8	(63)
INCOME BEFORE INCOME TAXES	326	345	(6)
Provision for income taxes	(47)	(28)	(68)
NET INCOME	$279	$317	(12)

EARNINGS PER SHARE
Earnings per share - basic	$0.85	$0.93	(9)
Earnings per share - diluted	$0.85	$0.92	(8)

Basic Shares	327.7	341.9
Diluted Shares	330.4	345.7

[1]	Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.

[2]	Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.

[3]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[4]
Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[6]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[8]	Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.

[9]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FOURTH QUARTER YEAR-TO-DATE 2019 AND 2018
(in millions except per share amounts, unaudited)

	As Reported	As Reported [10]	Percent
	Twelve Months Ended	Twelve Months Ended	Better/(Worse)
	December 31, 2019	December 31, 2018	Reported 2019 vs. 2018
REVENUES
Base management fees	$1,180	$1,140	4
Franchise fees [1]	2,006	1,849	8
Incentive management fees	637	649	(2)
Gross Fee Revenues	3,823	3,638	5
Contract investment amortization [2]	(62)	(58)	(7)
Net Fee Revenues	3,761	3,580	5
Owned, leased, and other revenue [3]	1,612	1,635	(1)
Cost reimbursement revenue [4]	15,599	15,543	—
Total Revenues	20,972	20,758	1

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	1,316	1,306	(1)
Depreciation, amortization, and other [6]	341	226	(51)
General, administrative, and other [7]	938	927	(1)
Merger-related costs and charges	138	155	11
Reimbursed expenses [4]	16,439	15,778	(4)
Total Expenses	19,172	18,392	(4)

OPERATING INCOME	1,800	2,366	(24)

Gains and other income, net [8]	154	194	(21)
Interest expense	(394)	(340)	(16)
Interest income	26	22	18
Equity in earnings [9]	13	103	(87)
INCOME BEFORE INCOME TAXES	1,599	2,345	(32)
Provision for income taxes	(326)	(438)	26
NET INCOME	$1,273	$1,907	(33)

EARNINGS PER SHARE
Earnings per share - basic	$3.83	$5.45	(30)
Earnings per share - diluted	$3.80	$5.38	(29)

Basic Shares	332.7	350.1
Diluted Shares	335.5	354.2

[1]	Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.

[2]	Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.

[3]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[4]
Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[6]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[8]	Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.

[9]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[10]	Reflects revised information for our 2018 first, second and third quarters as presented in our 2018 Annual Report on Form 10-K.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, Adjusted diluted EPS, and Adjusted net income and Adjusted diluted EPS excluding Asset impairments, Gain on asset dispositions, Gain on investee’s property sales, and the income tax effect of these adjustments, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	Percent Better/(Worse)	December 31, 2019	December 31, 2018 [1]	Percent Better/(Worse)
Total revenues, as reported	$5,371	$5,289		$20,972	$20,758
Less: Cost reimbursement revenue	(3,988)	(3,984)		(15,599)	(15,543)
Adjusted total revenues**	1,383	1,305		5,373	5,215

Operating income, as reported	274	422		1,800	2,366
Less: Cost reimbursement revenue	(3,988)	(3,984)		(15,599)	(15,543)
Add: Reimbursed expenses	4,370	4,151		16,439	15,778
Add: Merger-related costs and charges (credits)	(53)	91		138	155
Adjusted operating income **	603	680	-11%	2,778	2,756	1%

Operating income margin	5%	8%		9%	11%
Adjusted operating income margin **	44%	52%		52%	53%

Net income, as reported	279	317		1,273	1,907
Less: Cost reimbursement revenue	(3,988)	(3,984)		(15,599)	(15,543)
Add: Reimbursed expenses	4,370	4,151		16,439	15,778
Add: Merger-related costs and charges (credits)	(53)	91		138	155
Less: Gain on sale of Avendra	—	—		—	(6)
Income tax effect of above adjustments	(91)	(83)		(239)	(117)
Add: U.S. Tax Cuts and Jobs Act of 2017	—	5		—	27
Adjusted net income **	517	497	4%	2,012	2,201	-9%

Add: Asset impairments	114	—		114	—
Less: Gain on asset dispositions	(134)	(6)		(143)	(183)
Less: Gain on investee’s property sales	—	—		—	(65)
Income tax effect of above adjustments	1	(2)		3	15
Adjusted net income, excluding Asset impairments, Gain on asset dispositions, Gain on investee's property sales, and the income tax effect of these adjustments **	$498	$489	2%	$1,986	$1,968	1%

Diluted EPS, as reported	$0.85	$0.92		$3.80	$5.38
Adjusted Diluted EPS**	$1.57	$1.44	9%	$6.00	$6.21	-3%

Adjusted Diluted EPS, excluding Asset impairments, Gain on asset dispositions, Gain on investee's property sales, and the income tax effect of these adjustments **	$1.51	$1.42	6%	$5.92	$5.56	6%

**	Denotes non-GAAP financial measures. Please see pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	Reflects revised information for our 2018 first, second, and third quarters as presented in our 2018 Annual Report on Form 10-K.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of December 31, 2019

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	759	239,705	1,231	318,946	1,990	558,651
Marriott Hotels	119	64,295	173	50,854	292	115,149
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	27	22,807	190	64,641	217	87,448
Courtyard	233	37,020	101	21,765	334	58,785
Westin	43	23,638	71	21,779	114	45,417
JW Marriott	18	11,210	59	22,089	77	33,299
Renaissance	28	12,018	59	18,168	87	30,186
The Ritz-Carlton	38	10,981	60	15,640	98	26,621
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
Le Méridien	3	570	74	20,664	77	21,234
Four Points	1	134	78	20,129	79	20,263
Residence Inn	108	16,498	5	565	113	17,063
W Hotels	24	6,893	30	7,470	54	14,363
The Luxury Collection	5	2,234	52	9,426	57	11,660
Gaylord Hotels	6	9,918	—	—	6	9,918
St. Regis	10	1,968	33	7,458	43	9,426
St. Regis Serviced Apartments	—	—	1	70	1	70
Aloft	1	330	38	8,936	39	9,266
AC Hotels by Marriott	4	679	57	6,918	61	7,597
Delta Hotels	25	6,770	1	360	26	7,130
Fairfield by Marriott	7	1,539	34	5,435	41	6,974
SpringHill Suites	30	4,896	—	—	30	4,896
Marriott Executive Apartments	—	—	31	4,523	31	4,523
Autograph Collection	7	1,970	15	2,406	22	4,376
Protea Hotels	—	—	35	4,270	35	4,270
EDITION	4	1,209	6	1,287	10	2,496
TownePlace Suites	17	1,948	—	—	17	1,948
Element	1	180	7	1,421	8	1,601
Tribute Portfolio	—	—	6	784	6	784
Moxy	—	—	4	599	4	599
Bulgari	—	—	5	438	5	438
Franchised	4,477	645,704	628	127,174	5,105	772,878
Courtyard	801	106,768	83	15,368	884	122,136
Fairfield by Marriott	994	92,524	22	3,651	1,016	96,175
Residence Inn	724	86,348	11	1,322	735	87,670
Marriott Hotels	218	68,453	56	16,108	274	84,561
Sheraton	161	48,232	64	18,053	225	66,285
SpringHill Suites	426	49,137	—	—	426	49,137
TownePlace Suites	401	40,430	—	—	401	40,430
Westin	86	28,386	24	7,596	110	35,982
Autograph Collection	101	20,493	62	12,075	163	32,568
Four Points	158	23,713	52	8,267	210	31,980
Renaissance	57	16,262	28	7,691	85	23,953
Aloft	118	17,317	19	3,119	137	20,436
AC Hotels by Marriott	59	10,041	39	5,823	98	15,864
Delta Hotels	47	10,606	6	1,068	53	11,674
Moxy	21	4,149	37	7,461	58	11,610
The Luxury Collection	11	2,565	46	8,601	57	11,166
Le Méridien	18	3,910	15	4,057	33	7,967
JW Marriott	12	5,643	6	1,624	18	7,267
Element	41	5,605	2	293	43	5,898
Tribute Portfolio	21	4,445	13	1,383	34	5,828
Protea Hotels	—	—	38	2,921	38	2,921
Design Hotels	1	248	3	542	4	790
The Ritz-Carlton	1	429	—	—	1	429
Bulgari	—	—	1	85	1	85
Marriott Executive Apartments	—	—	1	66	1	66

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of December 31, 2019

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Owned/Leased	28	7,839	40	9,164	68	17,003
Courtyard	19	2,814	4	894	23	3,708
Marriott Hotels	3	1,664	5	1,631	8	3,295
Sheraton	1	1,000	4	1,830	5	2,830
W Hotels	2	779	2	665	4	1,444
Protea Hotels	—	—	7	1,168	7	1,168
Westin	1	1,073	—	—	1	1,073
Renaissance	1	317	2	505	3	822
Autograph Collection [1]	—	—	7	705	7	705
The Ritz-Carlton	—	—	2	553	2	553
JW Marriott	—	—	1	496	1	496
The Luxury Collection [2]	—	—	4	417	4	417
Residence Inn	1	192	1	140	2	332
St. Regis	—	—	1	160	1	160
Residences	60	6,557	35	3,311	95	9,868
The Ritz-Carlton Residences	36	4,421	11	938	47	5,359
W Residences	10	1,089	5	519	15	1,608
St. Regis Residences	7	585	7	598	14	1,183
Westin Residences	3	266	1	264	4	530
Bulgari Residences	—	—	4	448	4	448
The Luxury Collection Residences	2	151	3	112	5	263
Sheraton Residences	—	—	2	262	2	262
Marriott Hotels Residences	—	—	1	108	1	108
Autograph Collection Residences	—	—	1	62	1	62
EDITION Residences	2	45	—	—	2	45
Timeshare*	72	18,668	19	3,853	91	22,521
Grand Total	5,396	918,473	1,953	462,448	7,349	1,380,921

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.
1Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.
2Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of December 31, 2019

	North America		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	182	50,202	344	79,791	526	129,993
JW Marriott	30	16,853	66	24,209	96	41,062
The Ritz-Carlton	39	11,410	62	16,193	101	27,603
The Ritz-Carlton Residences	36	4,421	11	938	47	5,359
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
The Luxury Collection [1]	16	4,799	102	18,444	118	23,243
The Luxury Collection Residences	2	151	3	112	5	263
W Hotels	26	7,672	32	8,135	58	15,807
W Residences	10	1,089	5	519	15	1,608
St. Regis	10	1,968	34	7,618	44	9,586
St. Regis Residences	7	585	7	598	14	1,183
St. Regis Serviced Apartments	—	—	1	70	1	70
EDITION	4	1,209	6	1,287	10	2,496
EDITION Residences	2	45	—	—	2	45
Bulgari	—	—	6	523	6	523
Bulgari Residences	—	—	4	448	4	448
Full-Service	977	347,341	916	258,339	1,893	605,680
Marriott Hotels	340	134,412	234	68,593	574	203,005
Marriott Hotels Residences	—	—	1	108	1	108
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	189	72,039	258	84,524	447	156,563
Sheraton Residences	—	—	2	262	2	262
Westin	130	53,097	95	29,375	225	82,472
Westin Residences	3	266	1	264	4	530
Renaissance	86	28,597	89	26,364	175	54,961
Autograph Collection [2]	108	22,463	84	15,186	192	37,649
Autograph Collection Residences	—	—	1	62	1	62
Le Méridien	21	4,480	89	24,721	110	29,201
Delta Hotels	72	17,376	7	1,428	79	18,804
Gaylord Hotels	6	9,918	—	—	6	9,918
Tribute Portfolio	21	4,445	19	2,167	40	6,612
Marriott Executive Apartments	—	—	32	4,589	32	4,589
Design Hotels	1	248	3	542	4	790
Limited-Service	4,165	502,262	674	120,465	4,839	622,727
Courtyard	1,053	146,602	188	38,027	1,241	184,629
Residence Inn	833	103,038	17	2,027	850	105,065
Fairfield by Marriott	1,001	94,063	56	9,086	1,057	103,149
SpringHill Suites	456	54,033	—	—	456	54,033
Four Points	159	23,847	130	28,396	289	52,243
TownePlace Suites	418	42,378	—	—	418	42,378
Aloft	119	17,647	57	12,055	176	29,702
AC Hotels by Marriott	63	10,720	96	12,741	159	23,461
Moxy	21	4,149	41	8,060	62	12,209
Protea Hotels	—	—	80	8,359	80	8,359
Element	42	5,785	9	1,714	51	7,499
Timeshare*	72	18,668	19	3,853	91	22,521
Grand Total	5,396	918,473	1,953	462,448	7,349	1,380,921
* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.
1Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.
2Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Three Months Ended December 31, 2019 and December 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Brand	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
JW Marriott	$205.28	1.8%	74.4%	0.1%	pts.	$276.03	1.6%
The Ritz-Carlton	$288.59	5.8%	72.9%	2.0%	pts.	$395.84	2.9%
W Hotels	$257.32	1.9%	78.3%	1.1%	pts.	$328.62	0.5%
Composite North American Luxury [1]	$274.02	3.0%	75.3%	1.9%	pts.	$364.00	0.4%
Marriott Hotels	$150.01	2.3%	72.9%	1.0%	pts.	$205.72	0.9%
Sheraton	$151.32	1.8%	74.5%	2.0%	pts.	$203.20	-0.9%
Westin	$153.53	1.8%	73.3%	1.2%	pts.	$209.50	0.1%
Composite North American Upper Upscale [2]	$149.20	2.3%	73.4%	1.1%	pts.	$203.26	0.7%
North American Full-Service [3]	$171.23	2.5%	73.7%	1.3%	pts.	$232.23	0.7%
Courtyard	$94.99	-1.0%	67.8%	-0.6%	pts.	$140.19	-0.1%
Residence Inn	$117.41	0.1%	75.2%	-0.4%	pts.	$156.19	0.6%
Composite North American Limited-Service [4]	$101.51	-0.3%	70.4%	-0.5%	pts.	$144.21	0.3%
North American - All [5]	$148.72	1.9%	72.7%	0.7%	pts.	$204.69	0.9%

Comparable Systemwide North American Properties
	Three Months Ended December 31, 2019 and December 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Brand	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
JW Marriott	$190.67	-0.1%	72.8%	-1.2%	pts.	$261.73	1.6%
The Ritz-Carlton	$287.32	5.3%	73.0%	1.8%	pts.	$393.59	2.8%
W Hotels	$257.32	1.9%	78.3%	1.1%	pts.	$328.62	0.5%
Composite North American Luxury [1]	$255.86	2.2%	74.7%	1.1%	pts.	$342.64	0.6%
Marriott Hotels	$124.63	1.9%	69.2%	0.8%	pts.	$180.06	0.7%
Sheraton	$108.68	1.5%	68.8%	1.7%	pts.	$158.00	-0.9%
Westin	$142.54	2.5%	72.4%	1.9%	pts.	$196.91	-0.3%
Composite North American Upper Upscale [2]	$128.70	2.4%	70.5%	1.2%	pts.	$182.53	0.7%
North American Full-Service [3]	$141.60	2.4%	70.9%	1.2%	pts.	$199.63	0.7%
Courtyard	$93.61	-1.1%	67.9%	-0.4%	pts.	$137.83	-0.5%
Residence Inn	$108.30	-0.9%	74.7%	-0.6%	pts.	$145.07	-0.1%
Fairfield by Marriott	$74.76	-1.0%	66.5%	-0.3%	pts.	$112.41	-0.6%
Composite North American Limited-Service [4]	$91.64	-0.7%	69.7%	-0.1%	pts.	$131.50	-0.5%
North American - All [5]	$112.46	0.9%	70.2%	0.4%	pts.	$160.19	0.3%

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, Gaylord Hotels, and Le Méridien. Systemwide also includes Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.

[5]	Includes North American Full-Service and Composite North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended December 31, 2019 and December 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Region	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
Greater China	$82.89	-5.4%	71.0%	1.3%	pts.	$116.81	-7.2%
Rest of Asia Pacific	$134.46	3.9%	78.5%	3.0%	pts.	$171.24	-0.1%
Asia Pacific	$105.07	-0.5%	74.2%	2.1%	pts.	$141.58	-3.3%

Caribbean & Latin America	$130.13	0.4%	64.3%	-0.1%	pts.	$202.27	0.5%
Europe	$137.12	3.0%	73.2%	1.1%	pts.	$187.20	1.5%
Middle East & Africa	$120.93	2.9%	73.3%	3.3%	pts.	$164.97	-1.8%

International - All [1]	$116.88	1.1%	73.1%	1.9%	pts.	$159.92	-1.6%

Worldwide [2]	$132.59	1.5%	72.9%	1.3%	pts.	$181.94	-0.3%

Comparable Systemwide International Properties
	Three Months Ended December 31, 2019 and December 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Region	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
Greater China	$82.55	-5.2%	70.5%	1.3%	pts.	$117.10	-6.9%
Rest of Asia Pacific	$133.00	4.3%	77.8%	2.8%	pts.	$170.99	0.5%
Asia Pacific	$107.28	0.3%	74.1%	2.0%	pts.	$144.84	-2.4%

Caribbean & Latin America	$99.94	0.5%	61.6%	0.1%	pts.	$162.12	0.4%
Europe	$119.84	2.8%	71.8%	1.3%	pts.	$166.95	1.0%
Middle East & Africa	$114.43	2.8%	72.3%	2.9%	pts.	$158.31	-1.4%

International - All [1]	$111.15	1.5%	71.7%	1.7%	pts.	$155.01	-0.9%

Worldwide [2]	$112.09	1.1%	70.6%	0.8%	pts.	$158.69	-0.1%

[1]	Includes Asia Pacific, Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Twelve Months Ended December 31, 2019 and December 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Brand	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
JW Marriott	$213.53	1.7%	78.0%	-1.1%	pts.	$273.68	3.1%
The Ritz-Carlton	$294.94	4.2%	75.0%	1.1%	pts.	$393.21	2.7%
W Hotels	$244.11	-1.9%	79.0%	-1.5%	pts.	$308.98	0.0%
Composite North American Luxury [1]	$273.33	1.8%	77.4%	0.0%	pts.	$353.26	1.8%
Marriott Hotels	$156.59	2.0%	76.5%	0.5%	pts.	$204.61	1.4%
Sheraton	$150.57	-1.2%	77.2%	0.1%	pts.	$194.98	-1.3%
Westin	$159.04	-0.4%	76.3%	-0.1%	pts.	$208.54	-0.4%
Composite North American Upper Upscale [2]	$153.75	1.3%	76.5%	0.4%	pts.	$200.99	0.8%
North American Full-Service [3]	$174.86	1.5%	76.7%	0.3%	pts.	$228.12	1.0%
Courtyard	$102.51	-1.2%	71.4%	-1.2%	pts.	$143.56	0.5%
Residence Inn	$127.03	0.4%	78.8%	-0.3%	pts.	$161.13	0.8%
Composite North American Limited-Service [4]	$109.15	-0.7%	73.9%	-1.0%	pts.	$147.61	0.6%
North American - All [5]	$153.64	1.0%	75.8%	-0.1%	pts.	$202.75	1.1%

Comparable Systemwide North American Properties
	Twelve Months Ended December 31, 2019 and December 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Brand	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
JW Marriott	$202.75	1.7%	77.6%	-1.1%	pts.	$261.30	3.1%
The Ritz-Carlton	$293.35	4.1%	75.2%	1.1%	pts.	$390.24	2.6%
W Hotels	$244.11	-1.9%	79.0%	-1.5%	pts.	$308.98	0.0%
Composite North American Luxury [1]	$257.63	1.8%	77.2%	-0.1%	pts.	$333.61	1.9%
Marriott Hotels	$133.08	2.4%	73.1%	0.5%	pts.	$181.92	1.7%
Sheraton	$114.11	-0.2%	72.3%	0.0%	pts.	$157.76	-0.1%
Westin	$149.74	1.1%	75.5%	0.5%	pts.	$198.44	0.4%
Composite North American Upper Upscale [2]	$135.10	2.1%	73.8%	0.5%	pts.	$182.97	1.5%
North American Full-Service [3]	$147.53	2.0%	74.2%	0.4%	pts.	$198.88	1.5%
Courtyard	$101.62	-0.3%	72.0%	-0.6%	pts.	$141.20	0.6%
Residence Inn	$117.47	-0.2%	78.6%	-0.5%	pts.	$149.45	0.5%
Fairfield by Marriott	$82.09	-0.5%	71.0%	-0.5%	pts.	$115.59	0.2%
Composite North American Limited-Service [4]	$99.67	0.0%	73.8%	-0.4%	pts.	$135.14	0.5%
North American - All [5]	$119.61	1.0%	73.9%	-0.1%	pts.	$161.79	1.1%

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, Gaylord Hotels, and Le Méridien. Systemwide also includes Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.

[5]	Includes North American Full-Service and Composite North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Twelve Months Ended December 31, 2019 and December 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Region	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
Greater China	$84.19	-0.2%	69.6%	1.7%	pts.	$121.01	-2.6%
Rest of Asia Pacific	$126.49	4.3%	76.2%	2.7%	pts.	$166.02	0.5%
Asia Pacific	$102.39	2.2%	72.4%	2.1%	pts.	$141.38	-0.8%

Caribbean & Latin America	$132.25	2.3%	65.1%	0.7%	pts.	$203.23	1.2%
Europe	$149.51	2.8%	74.7%	0.9%	pts.	$200.21	1.5%
Middle East & Africa	$107.20	0.0%	68.5%	2.6%	pts.	$156.43	-3.8%

International - All [1]	$116.10	2.0%	71.7%	1.8%	pts.	$161.91	-0.6%

Worldwide [2]	$134.60	1.4%	73.7%	0.9%	pts.	$182.60	0.2%

Comparable Systemwide International Properties
	Twelve Months Ended December 31, 2019 and December 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Region	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
Greater China	$83.53	-0.1%	69.1%	1.7%	pts.	$120.94	-2.6%
Rest of Asia Pacific	$125.26	4.1%	75.6%	2.4%	pts.	$165.72	0.8%
Asia Pacific	$103.98	2.4%	72.3%	2.1%	pts.	$143.90	-0.6%

Caribbean & Latin America	$102.62	2.1%	62.7%	0.1%	pts.	$163.57	2.0%
Europe	$130.75	2.7%	73.3%	0.8%	pts.	$178.26	1.5%
Middle East & Africa	$101.79	0.1%	67.9%	2.3%	pts.	$149.88	-3.2%

International - All [1]	$111.51	2.2%	70.9%	1.5%	pts.	$157.31	0.0%

Worldwide [2]	$117.30	1.3%	73.1%	0.4%	pts.	$160.55	0.8%

[1]	Includes Asia Pacific, Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$375	$232	$387	$279	$1,273
Cost reimbursement revenue	(3,756)	(3,903)	(3,952)	(3,988)	(15,599)
Reimbursed expenses	3,892	4,107	4,070	4,370	16,439
Interest expense	97	102	100	95	394
Interest expense from unconsolidated joint ventures	2	1	3	2	8
Tax provision	57	82	140	47	326
Depreciation and amortization	54	56	52	179	341
Contract investment amortization	14	15	16	17	62
Depreciation classified in reimbursed expenses	30	29	33	29	121
Depreciation and amortization from unconsolidated joint ventures	7	8	5	9	29
Share-based compensation	40	50	47	49	186
Gain on asset dispositions	—	—	(9)	(134)	(143)
Merger-related costs and charges (credits)	9	173	9	(53)	138
Adjusted EBITDA **	$821	$952	$901	$901	$3,575

Increase over 2018 Adjusted EBITDA **	7%	1%	0%	4%	3%

	Fiscal Year 2018 [1]
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$420	$667	$503	$317	$1,907
Cost reimbursement revenue	(3,776)	(4,048)	(3,735)	(3,984)	(15,543)
Reimbursed expenses	3,808	3,964	3,855	4,151	15,778
Interest expense	75	85	86	94	340
Interest expense from unconsolidated joint ventures	2	3	2	3	10
Tax provision	112	207	91	28	438
Depreciation and amortization	54	58	52	62	226
Contract investment amortization	18	13	13	14	58
Depreciation classified in reimbursed expenses	33	34	39	41	147
Depreciation and amortization from unconsolidated joint ventures	10	10	10	10	40
Share-based compensation	38	47	43	43	171
Gain on asset dispositions	(58)	(109)	(16)	(6)	(189)
Gain on investees’ property sales	—	(10)	(55)	—	(65)
Merger-related costs and charges	34	18	12	91	155
Adjusted EBITDA **	$770	$939	$900	$864	$3,473

**	Denotes non-GAAP financial measures. See pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	Reflects revised information for our 2018 first, second, and third quarters as presented in our 2018 Annual Report on Form 10-K.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FIRST QUARTER 2020
($ in millions)

	Range
	Estimated First Quarter 2020		First Quarter 2019 **
Net income excluding certain items [1]	$481	$491
Interest expense	90	90
Interest expense from unconsolidated joint ventures	—	—
Tax provision	126	130
Depreciation and amortization	53	53
Contract investment amortization	18	18
Depreciation classified in reimbursed expenses	30	30
Depreciation and amortization from unconsolidated joint ventures	10	10
Share-based compensation	45	45
Adjusted EBITDA **	$853	$867	$821

Increase over 2019 Adjusted EBITDA**	4%	6%

** Denotes non-GAAP financial measures. See pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]
Guidance excludes the impact from the Coronavirus outbreak, cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges, which the company cannot accurately forecast and which may be significant, except for depreciation classified in reimbursed expenses, which is included in the caption “Depreciation classified in reimbursed expenses” above. Guidance does not reflect any additional asset sales that may occur during the year.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2020
($ in millions)

	Range
	Estimated Full Year 2020		Full Year 2019 **
Net income excluding certain items [1]	$2,041	$2,117
Interest expense	385	385
Interest expense from unconsolidated joint ventures	5	5
Tax provision	619	643
Depreciation and amortization	225	225
Contract investment amortization	75	75
Depreciation classified in reimbursed expenses	125	125
Depreciation and amortization from unconsolidated joint ventures	30	30
Share-based compensation	195	195
Adjusted EBITDA **	$3,700	$3,800	$3,575

Increase over 2019 Adjusted EBITDA**	3%	6%

** Denotes non-GAAP financial measures. See pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]
Guidance excludes the impact from the Coronavirus outbreak, cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges, which the company cannot accurately forecast and which may be significant, except for depreciation classified in reimbursed expenses, which is included in the caption “Depreciation classified in reimbursed expenses” above. Guidance does not reflect any additional asset sales that may occur during the year.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin.  Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges (credits). Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted EPS. Adjusted net income and Adjusted diluted EPS reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, merger-related costs and charges (credits), the gain on the sale of our ownership interest in Avendra, and the income tax effect of these adjustments, as well as the impact of the U.S. Tax Cuts and Jobs Act of 2017. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We have also presented Adjusted Net Income and Adjusted Diluted EPS excluding the impact of asset impairments, gains on asset dispositions, gains on investee's property sales, and the income tax effect of these adjustments. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation (including depreciation classified in “Reimbursed expenses,” as discussed below), amortization, and provision for income taxes, merger-related costs and charges (credits), and share-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income, Adjusted diluted EPS and Adjusted EBITDA, we exclude transaction and transition costs associated with the Starwood merger, which we record in the “Merger-related costs and charges” caption of our Income Statements, to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the contract term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items and facilitates our comparison of results before these items with results from other lodging companies. We use Adjusted EBITDA to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation classified in “Reimbursed expenses” and “Contract investment amortization” in our Consolidated Statements of Income (our “Income Statements”), because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

classified in “Reimbursed expenses” reflects depreciation of Marriott-owned assets, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude share-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR relates to property level revenue and may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in comparative RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.